Exhibit 99.1

MSCI Reports Financial Results for Second Quarter and Six Months 2018

NEW YORK--(BUSINESS WIRE)--August 2, 2018--MSCI Inc. (NYSE: MSCI), a leading provider of indexes and portfolio construction and risk management tools and services for global investors, today announced results for the three months ended June 30, 2018 (“second quarter 2018”) and six months ended June 30, 2018 (“six months 2018”).

Financial and Operational Highlights for Second Quarter 2018
(Notes: Percentage and other changes refer to second quarter 2017 unless otherwise noted.)

  Operating revenues up 14.9%; recurring subscription revenues up 10.0%; asset-based fees up 30.4%.
  Diluted EPS of $1.28, up 43.8%; Adjusted EPS of $1.30, up 36.8%.
  Quarter‐end AUM of $744.7 billion in ETFs linked to MSCI indexes; up 19.3% compared to prior year. AUM of $763.0 billion as of July 31, 2018.
  Total Run Rate up 12.0% to $1,411.7 million, driven by asset-based fees Run Rate, up 21.4%, and subscription Run Rate, up 9.5%. Organic subscription Run Rate growth was 10.2%.
  Continued strong retention with total Retention Rate at 94.1%.
  Board of Directors (“Board”) approved a 52.6% increase to quarterly dividend to $0.58 per share payable in the third quarter; payout ratio target increased to a range of 40% to 50% of Adjusted EPS.
  Issued $500 million of senior unsecured notes due 2027, bringing total cash to $1.4 billion.

	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands, except per share data	2018	2017	2018	Change	2018	2017	Change
Operating revenues	$363,046	$316,089	$351,316	14.9%	$714,362	$617,296	15.7%
Operating income	$173,511	$146,100	$167,166	18.8%	$340,677	$276,832	23.1%
Operating margin %	47.8%	46.2%	47.6%		47.7%	44.8%

Net income	$116,829	$81,266	$115,092	43.8%	$231,921	$154,217	50.4%

Diluted EPS	$1.28	$0.89	$1.24	43.8%	$2.52	$1.68	50.0%
Adjusted EPS	$1.30	$0.95	$1.31	36.8%	$2.61	$1.83	42.6%

Adjusted EBITDA	$200,425	$166,381	$186,708	20.5%	$387,134	$317,202	22.0%
Adjusted EBITDA margin %	55.2%	52.6%	53.1%		54.2%	51.4%

“In a dynamic and evolving investment industry, our value proposition to our clients and the strength of our franchise is as strong as ever. We are driving momentum in our key client segments such as asset owners, asset managers, wealth managers and broker dealers.

Our focus on enhancing our go-to-market strategy and more closely engaging with our clients helped us deliver exceptional gross sales and strong recurring net new sales for the first half of 2018. Our strong second quarter results reinforce our conviction in the strategic bets we have taken to deliver a more client-centric company,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

Second Quarter 2018 Consolidated Results

Revenues: Operating revenues for second quarter 2018 increased $47.0 million, or 14.9%, to $363.0 million, compared to $316.1 million for the three months ended June 30, 2017 (“second quarter 2017”). The $47.0 million increase in operating revenues was driven by a $20.4 million, or 30.4%, increase in asset-based fees (which itself was driven by strong growth across all types of index-linked investment products, including an increase in revenue from exchange traded funds (“ETFs”) linked to MSCI indexes), and a $24.3 million, or 10.0%, increase in recurring subscriptions (driven primarily by a $14.0 million, or 13.2%, increase in Index products and a $5.5 million, or 4.9%, increase in Analytics products). Adjusting for the impact from foreign currency exchange rate fluctuations (“ex-FX”) in second quarter 2018, operating revenues increased 14.5%, recurring subscription revenues increased 9.7% and asset-based fees increased 30.3%. Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying assets under management ("AUM").

For six months 2018, operating revenues increased $97.1 million, or 15.7%, to $714.4 million, compared to $617.3 million for the six months ended June 30, 2017 (“six months 2017”). The $97.1 million increase was driven by a $48.4 million, or 38.8%, increase in asset-based fees and a $47.0 million, or 9.8%, increase in recurring subscriptions. For six months 2018, operating revenues ex-FX increased 15.3%, recurring subscription revenues ex-FX increased 9.2% and asset-based fees ex-FX increased 38.7%.

Run Rate: Total Run Rate at June 30, 2018 grew by $151.4 million, or 12.0%, to $1,411.7 million, compared to June 30, 2017. The $151.4 million increase was driven by a $93.7 million, or 9.5%, increase in subscription Run Rate to $1,084.4 million, and a $57.7 million, or 21.4%, increase in asset-based fees Run Rate to $327.3 million. Organic subscription Run Rate growth was 10.2% in second quarter 2018 driven by strong growth in the Index and ESG segments and in the Analytics segment’s Multi-Asset Class and Equity Analytics products. Retention Rate was 94.1% in second quarter 2018 compared to 94.9% in second quarter 2017.

Expenses: Total operating expenses for second quarter 2018 increased $19.5 million, or 11.5%, to $189.5 million compared to second quarter 2017, driven by a $7.9 million non-cash charge related to the write-off of the IPD tradename used by the Real Estate segment, reflecting the rebranding of the product line as MSCI Real Estate to better leverage and incorporate it into global company initiatives. In addition, compensation and benefits costs increased $8.5 million, or 7.9%, on higher salaries, incentive compensation, severance and benefits, and non-compensation costs increased $4.4 million, or 10.4%, primarily on higher non-income tax costs, professional fees, occupancy expenses and marketing costs. Adjusted EBITDA expenses for second quarter 2018 increased $12.9 million, or 8.6%, to $162.6 million compared to second quarter 2017. Total operating expenses ex-FX and adjusted EBITDA expenses ex-FX for second quarter 2018 increased 10.3% and 7.4%, respectively, compared to second quarter 2017.

For six months 2018, total operating expenses increased $33.2 million, or 9.8%, to $373.7 million. Adjusted EBITDA expenses increased $27.1 million, or 9.0%, to $327.2 million compared to six months 2017. Total operating expenses and adjusted EBITDA expenses ex-FX for six months 2018 increased 7.5% and 6.6%, respectively, compared to six months 2017.

Headcount: As of June 30, 2018, there were 3,062 employees, up 3.1% from 2,970 as of June 30, 2017, and almost flat compared to 3,059 employees as of March 31, 2018. The 3.1% year-over-year increase in employees was primarily driven by increased headcount in emerging market centers and in areas related to data and content services, technology and research. As of June 30, 2018, a total of 40% and 60% of employees were located in developed market and emerging market centers, respectively, compared to 43% in developed market centers and 57% in emerging market centers as of June 30, 2017.

Amortization and Depreciation Expenses: Amortization and depreciation expenses of $26.9 million increased by $6.6 million, or 32.7%, for second quarter 2018, compared to second quarter 2017, primarily as a result of an $8.4 million, or 75.7%, increase in amortization expense primarily reflecting a $7.9 million non-cash charge in second quarter 2018 related to the write-off of the IPD tradename used by the Real Estate segment as well as higher amortization of internal capitalized software projects, partially offset by lower amortization of acquired intangibles, and by a $1.8 million, or 19.5%, decrease in depreciation expense reflecting certain data center assets becoming fully depreciated. For six months 2018, amortization and depreciation expenses of $46.5 million increased by $6.1 million, or 15.1%, compared to six months 2017.

Other Expense (Income), Net: Other expense (income), net was $17.2 million which decreased $11.4 million, or 39.9%, for second quarter 2018, compared to second quarter 2017, primarily as a result of the gain realized from the divestiture of Financial Engineering Associates, Inc. (“FEA”) on April 9, 2018. For six months 2018, other expense (income), net was $44.9 million which decreased $12.8 million, or 22.2%, compared to six months 2017.

Tax Rate: Income tax expense was $39.5 million for second quarter 2018, compared to $36.2 million for second quarter 2017. The effective tax rate was 25.3% and 30.8% for second quarter 2018 and second quarter 2017, respectively. The decline largely reflected the impact of the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”) and the release of a valuation allowance previously recorded on capital loss carry forwards utilized in second quarter 2018.

Income tax expense was $63.8 million for six months 2018, compared to $64.9 million for six months 2017. The effective tax rate was 21.6% and 29.6% for six months 2018 and six months 2017, respectively. Six months 2018 included a benefit of $1.6 million relating to a revision of the fourth quarter 2017 net charge of $34.5 million associated with taxes on the amount of historical profits that were permanently reinvested overseas. Excluding the $1.6 million benefit related to Tax Reform, the six months 2018 adjusted tax rate was 22.1%.

The recorded cumulative net charge of $32.9 million for Tax Reform is a provisional amount that reflects our reasonable estimate at this time and is subject to adjustment during a measurement period not to exceed one year from enactment in accordance with guidance from the Securities and Exchange Commission. The net tax benefit of $1.6 million for Tax Reform in six months 2018 was excluded from adjusted net income and adjusted EPS consistent with the classification of the fourth quarter 2017 charge of $34.5 million. We expect that any future charges related to Tax Reform resulting from interpretations related thereto, and further guidance from regulatory agencies will continue to be excluded from adjusted net income and adjusted EPS.

Net Income: Net income increased 43.8% to $116.8 million in second quarter 2018, from $81.3 million in second quarter 2017. For six months 2018, net income increased 50.4% to $231.9 million, compared to $154.2 million for six months 2017.

Adjusted EBITDA: Adjusted EBITDA was $200.4 million in second quarter 2018, up $34.0 million, or 20.5%, from second quarter 2017. Adjusted EBITDA margin in second quarter 2018 was 55.2%, compared to 52.6% in second quarter 2017. For six months 2018, adjusted EBITDA was $387.1 million, up 22.0% from six months 2017, and adjusted EBITDA margin was 54.2% for six months 2018, compared to 51.4% for six months 2017.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of June 30, 2018 was $1,367.6 million. MSCI seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes.

A private offering of $500.0 million aggregate principal amount of 5.375% Senior Notes due 2027 was completed during second quarter 2018 (the “2027 Notes Offering”). Total outstanding debt as of June 30, 2018 was $2,600.0 million, which excludes deferred financing fees of $26.3 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,232.4 million at June 30, 2018. The total debt to operating income ratio (based on trailing twelve months operating income) was 4.0x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.6x, which is slightly above the stated gross leverage to adjusted EBITDA targeted range of 3.0x to 3.5x.

Cash Flow & Capex: Net cash provided by operating activities was $207.2 million in second quarter 2018, compared to $122.2 million in second quarter 2017 and $88.6 million in first quarter 2018. Capex for second quarter 2018 was $7.2 million, compared to $7.0 million in second quarter 2017 and $5.9 million in first quarter 2018. Free cash flow was $200.0 million in second quarter 2018, compared to $115.2 million in second quarter 2017 and $82.7 million in first quarter 2018. The increase in net cash provided by operating activities and free cash flow, compared to first quarter 2018, was driven by lower cash expenses (primarily related to the impact of the annual cash incentives paid in the first quarter), higher cash collections and lower scheduled interest payments, partially offset by higher income tax payments. The increase in net cash provided by operating activities and free cash flows, compared to second quarter 2017, was primarily driven by increased cash collections, partially offset by higher income tax payments.

Net cash provided by operating activities was $295.8 million for six months 2018, compared to $159.2 million for six months 2017. Capex for six months 2018 was $13.1 million, compared to $16.7 million for six months 2017. Free cash flow was $282.7 million for six months 2018, compared to $142.6 million for six months 2017. The increase in both net cash provided by operating activities and free cash flow for six months 2018 compared to the same period of the prior year was primarily driven by higher cash collections, partially offset by higher payments of cash expenses and higher income tax payments.

Share Count & Capital Return: The weighted average diluted shares outstanding in second quarter 2018 declined 0.1% to 91.6 million, compared to 91.7 million in second quarter 2017. In second quarter 2018 MSCI repurchased 1.0 million shares at an average price of $148.52 per share for a total value of $154.9 million. A total of $1.5 billion remains on the outstanding share repurchase authorization as of July 27, 2018. Total shares outstanding as of June 30, 2018 was 88.8 million.

On July 31, 2018, the Board declared a cash dividend of $0.58 per share for third quarter 2018, representing an increase of 52.6% from $0.38 per share in the previous quarter. The third quarter 2018 dividend is payable on August 31, 2018 to shareholders of record as of the close of trading on August 17, 2018.

Table 1: Second Quarter 2018 Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
Q2'18	$212,934	$157,516	74.0%	$119,119	$36,327	30.5%	$30,993	$6,582	21.2%
Q2'17	$177,156	$129,519	73.1%	$113,367	$31,805	28.1%	$25,566	$5,057	19.8%
Q1'18	$201,913	$145,929	72.3%	$118,987	$33,593	28.2%	$30,415	$7,187	23.6%
YoY % change	20.2%	21.6%		5.1%	14.2%		21.2%	30.2%

YTD 2018	$414,848	$303,446	73.1%	$238,106	$69,920	29.4%	$61,408	$13,768	22.4%
YTD 2017	$340,591	$245,196	72.0%	$225,787	$61,405	27.2%	$50,918	$10,601	20.8%
% change	21.8%	23.8%		5.5%	13.9%		20.6%	29.9%

Index Segment: Operating revenues for second quarter 2018 increased $35.8 million, or 20.2%, to $212.9 million, compared to $177.2 million for second quarter 2017. The $35.8 million increase was primarily driven by a $20.4 million, or 30.4%, increase in asset-based fees, and a $14.0 million, or 13.2%, increase in recurring subscriptions.

The $20.4 million increase in asset-based fees was driven by strong growth across all types of index-linked investment products. A $13.0 million, or 28.4%, increase in revenue from ETFs linked to MSCI indexes was driven by a 30.5% increase in average AUM, partially offset by the impact of a change in product mix. A $7.1 million, or 39.3%, increase in revenue from non-ETF passive products was driven by higher AUM and an increased contribution from higher-fee products. In addition, revenues from exchange traded futures and options contracts based on MSCI indexes grew $0.3 million, or 9.1%, driven, in part, by an increase in total trading volumes.

The $14.0 million increase in recurring subscriptions was driven by growth in core products and strong growth in factor and ESG indexes and custom and specialized index products. The adjusted EBITDA margin for Index was 74.0% for second quarter 2018, compared to 73.1% for second quarter 2017.

Operating revenues for six months 2018 increased $74.3 million, or 21.8%, to $414.8 million, compared to $340.6 million for six months 2017. The $74.3 million increase was driven by a $48.4 million, or 38.8%, increase in asset-based fees, a $25.0 million, or 12.0%, increase in recurring subscriptions, and a $0.9 million, or 10.8%, increase in non-recurring revenues. The adjusted EBITDA margin for Index was 73.1% for six months 2018, compared to 72.0% for six months 2017.

Index Run Rate at June 30, 2018 grew by $107.8 million, or 15.4%, to $805.7 million, compared to June 30, 2017. The $107.8 million increase was driven by a $57.7 million, or 21.4%, increase in asset-based fees Run Rate, primarily driven by higher AUM in ETFs linked to MSCI indexes, as well as increases in non-ETF passive funds and futures and options contracts, also linked to MSCI indexes, and a $50.1 million, or 11.7%, increase in recurring subscriptions Run Rate. Partially offsetting the impact of the increase in AUM in ETFs linked to MSCI indexes was a change in product mix which was the primary driver of a decline in average basis point fees to 2.96 at June 30, 2018 from 3.07 a year ago. The 11.7% increase in Index recurring subscriptions Run Rate was driven by growth in core products, factor and ESG indexes and custom and specialized index products and strong growth in the wealth management, asset owners, banking and trading and hedge fund client segments.

Analytics Segment: Operating revenues for second quarter 2018 increased $5.8 million, or 5.1%, to $119.1 million, compared to $113.4 million for second quarter 2017, primarily driven by growth in both Equity and Multi-Asset Class Analytics products and the timing of client implementations. Operating revenues ex-FX increased 4.9%. Operating revenues ex-FX and excluding the impact of the divestiture of FEA increased 6.6%.

The adjusted EBITDA margin for Analytics was 30.5% for second quarter 2018, compared to 28.1% for second quarter 2017.

Operating revenues for six months 2018 increased $12.3 million, or 5.5%, to $238.1 million, compared to $225.8 million for six months 2017. Operating revenues ex-FX increased 5.3%. Operating revenues ex-FX and excluding the impact of the divestiture of FEA increased 5.6%. The adjusted EBITDA margin for Analytics was 29.4% for six months 2018, compared to 27.2% for six months 2017.

Analytics Run Rate at June 30, 2018 grew by $24.6 million, or 5.3%, to $490.0 million, compared to June 30, 2017, primarily driven by growth in both Multi-Asset Class and Equity Analytics products. Analytics Organic Run Rate growth was 7.0% compared to June 30, 2017.

All Other Segment: Operating revenues for second quarter 2018 increased $5.4 million, or 21.2%, to $31.0 million, compared to $25.6 million for second quarter 2017. The increase in All Other revenues was driven by a $3.6 million, or 26.2%, increase in ESG revenues to $17.3 million, and a $1.8 million, or 15.5%, increase in Real Estate revenues to $13.7 million. The increase in ESG revenues was driven by strong growth in ESG Ratings product revenues, which benefited from increased investments. The increase in Real Estate revenues was primarily driven by growth in Portfolio Analysis Service products and Market Information products. Second quarter 2018 Real Estate revenues ex-FX increased 9.5% and All Other operating revenues ex-FX increased 18.3%. The adjusted EBITDA margin for All Other was 21.2% for second quarter 2018, compared to 19.8% for second quarter 2017.

Operating revenues for six months 2018 increased $10.5 million, or 20.6%, to $61.4 million, compared to $50.9 million for six months 2017. The increase in All Other revenues was driven by a $7.5 million, or 28.5%, increase in ESG revenues to $33.7 million, and a $3.0 million, or 12.2%, increase in Real Estate revenues to $27.7 million. Operating revenues ex-FX for six months 2018 for Real Estate increased 4.1% and All Other operating revenues increased 16.5%. The adjusted EBITDA margin for All Other was 22.4% for six months 2018, compared to 20.8% for six months 2017.

All Other Run Rate at June 30, 2018 grew by $19.0 million, or 19.5%, to $116.0 million, compared to June 30, 2017. The $19.0 million increase was primarily driven by a $15.9 million, or 28.7%, increase in ESG Run Rate to $71.5 million, and a $3.0 million, or 7.3%, increase in Real Estate Run Rate to $44.5 million. The increase in ESG Run Rate was primarily driven by strong growth in ESG Ratings products and an increase in ESG Screening products. The increase in Real Estate Run Rate was primarily driven by growth in Market Information products and Portfolio Analysis Service products. ESG Run Rate ex-FX increased 28.3%, Real Estate Run Rate ex-FX increased 6.7% and All Other Run Rate ex-FX increased 19.1%, each compared to June 30, 2017.

Full-Year 2018 Guidance

MSCI’s guidance for full-year 2018 remains as follows:

  Total operating expenses are expected to be in the range of $725 million to $750 million.
  Adjusted EBITDA expenses are expected to be in the range of $645 million to $665 million.
  As previously disclosed in connection with the completion of the 2027 Notes Offering on May 18, 2018, interest expense, including the amortization of financing fees, is now expected to be approximately $133 million, assuming no additional financings.
  Capex is expected to be in the range of $40 million to $50 million.
  Net cash provided by operating activities and free cash flow is expected to be in the range of $490 million to $540 million and $440 million to $500 million, respectively.
  The effective tax rate is expected to be in the range of 21% to 24%. This full-year effective tax rate range includes an expected windfall tax benefit related to stock-based compensation of approximately $8.2 million, of which $7.5 million was realized in first quarter 2018. Further information is expected to be released that may impact the Company’s current interpretation and application of Tax Reform, which may result in a change to our full-year guidance in subsequent periods.

The guidance provided above assumes, among other things, that MSCI maintains its current debt levels.

In addition, we are also increasing our dividend payout ratio target to a range of 40% to 50% percent of adjusted EPS, from a previous range of 30% to 40%.

New Revenue Standard Effective January 1, 2018

Effective January 1, 2018, MSCI adopted the new revenue standard using the modified retrospective transition method. This resulted in a cumulative adjustment to increase retained earnings on January 1, 2018 by $16.1 million, net of tax, reflecting future period revenue from existing contracts under the old revenue standard that would have been recognized in prior periods under the new revenue standard, and the application of the provisions of the new standard prospectively.

Compared to the revenue recognition method used prior to 2018, the new revenue standard will result in more revenue being recognized up-front or earlier in the life of new contracts for certain products and services, including fees related to the licensing of desktop applications, implementation and set-up services and multi-year deals. The lost future period revenue from existing contracts as a result of the cumulative adjustment to retained earnings is expected to be largely offset by the acceleration of revenue from certain new contracts. As a result, the overall impact of adopting the new revenue standard is not expected to have a material impact on MSCI’s consolidated financial statements or the annual trend of revenue. It is possible that some increased quarterly revenue variability may exist by segment depending on the timing of deal closings and renewals.

As a result of the adoption of the new revenue standard, MSCI recorded $2.2 million of higher revenue in second quarter 2018 and $4.5 million in six months 2018.

In addition, as a result of the adoption of the new revenue standard, the amount of accounts receivable and deferred revenue reported on the Company’s balance sheet as of December 31, 2017 would have increased, with no increase to net assets, by approximately $135.5 million. Accounts receivable was $394.9 million at June 30, 2018 and $327.6 million at December 31, 2017. Deferred revenue was $483.2 million at June 30, 2018 and $374.4 million at December 31, 2017. Under the old revenue standard, MSCI only recorded the value of an invoice to accounts receivable and deferred revenue once the service period began. Under the new revenue standard, MSCI now records accounts receivable and a corresponding offset to deferred revenue when an invoice is issued for a non-cancellable, non-refundable contract, regardless of when the service period begins.

There are no changes to how we calculate our operating metrics.

Conference Call Information

MSCI's senior management will review second quarter 2018 results on Thursday, August 2, 2018 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-376-9931 passcode: 9645878 within the United States. International callers dial 1-629-228-0736 passcode: 9645878. This earnings release and the related investor presentation used during the conference call will be made available on MSCI's Investor Relations homepage.

An audio recording of the conference call will be available on our Investor Relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through August 5, 2018, the recording will also be available by dialing 1-855-859-2056 passcode: 9645878 within the United States or 1-404-537-3406 passcode: 9645878 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's Investor Relations website for 12 months after the call.

About MSCI

For more than 45 years, MSCI's research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 99 of the top 100 largest money managers, according to the most recent P&I ranking.

Total assets benchmarked to MSCI equity indexes is now over $13.9 trillion globally as of December 31, 2017.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2018 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission (“SEC”) on February 26, 2018 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC (herein, referred to as “Public Filings”). If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Retention Rate.

Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for reporting purposes, except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Estate segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sale of the same product or service as a cancellation to the extent of the reduction.

This definition of Retention Rate has been revised to describe our methodology for calculating cancellations. We believe this methodology has been applied in all material respects in calculating cancellation rates reported in the prior periods covered in our Form 10-K for the year ended December 31, 2017 and in our Form 10-Q for the quarter ended March 31, 2018, and accordingly, we do not believe changes to previously reported cancellation rates are required. Beginning in second quarter 2018, “Aggregate Retention Rate” is referred to as “Retention Rate.”

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described elsewhere in our Public Filings. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

"Organic subscription Run Rate growth" is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 13 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, the impact of Tax Reform adjustments and, at times, certain other transactions or adjustments.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. Approximately two-thirds of the AUM are invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands, except per share data	2018	2017(2)	2018	Change	2018	2017(2)	Change
Operating revenues	$363,046	$316,089	$351,316	14.9%	$714,362	$617,296	15.7%
Operating expenses:
Cost of revenues	71,368	68,538	71,304	4.1%	142,672	136,001	4.9%
Selling and marketing	47,416	41,550	46,409	14.1%	93,825	84,522	11.0%
Research and development	19,801	18,196	20,707	8.8%	40,508	37,166	9.0%
General and administrative	24,036	21,424	26,187	12.2%	50,223	42,405	18.4%
Amortization of intangible assets	19,537	11,122	11,338	75.7%	30,875	22,373	38.0%
Depreciation and amortization of property,
equipment and leasehold improvements	7,377	9,159	8,205	(19.5%)	15,582	17,997	(13.4%)
Total operating expenses(1)	189,535	169,989	184,150	11.5%	373,685	340,464	9.8%

Operating income	173,511	146,100	167,166	18.8%	340,677	276,832	23.1%

Interest income	(4,281)	(1,310)	(2,770)	226.8%	(7,051)	(2,242)	214.5%
Interest expense	31,761	29,027	29,560	9.4%	61,321	58,051	5.6%
Other expense (income)	(10,292)	872	938	n/m	(9,354)	1,887	n/m
Other expense (income), net	17,188	28,589	27,728	(39.9%)	44,916	57,696	(22.2%)

Income before provision for income taxes	156,323	117,511	139,438	33.0%	295,761	219,136	35.0%

Provision for income taxes	39,494	36,245	24,346	9.0%	63,840	64,919	(1.7%)
Net income	$116,829	$81,266	$115,092	43.8%	$231,921	$154,217	50.4%

Earnings per basic common share	$1.31	$0.90	$1.28	45.6%	$2.59	$1.70	52.4%

Earnings per diluted common share	$1.28	$0.89	$1.24	43.8%	$2.52	$1.68	50.0%

Weighted average shares outstanding used
in computing earnings per share:

Basic	89,112	90,404	90,075	(1.4%)	89,591	90,555	(1.1%)
Diluted	91,585	91,708	92,587	(0.1%)	92,083	91,665	0.5%

(1) Includes stock-based compensation expense of $9.7 million, $9.5 million and $9.8 million for the three months ended Jun. 30, 2018, Jun. 30, 2017 and Mar. 31, 2018, respectively. Includes stock-based compensation expense of $19.5 million and $19.2 million for the six months ended Jun. 30, 2018 and Jun. 30, 2017, respectively.

(2) As a result of the adoption of recent accounting guidance, the Company has restated its Condensed Consolidated Statements of Income by reclassifying $0.1 million and $0.3 million of non-service related pension costs from Operating Expenses to Other expense (income) for the three and six months ended Jun. 30, 2017, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	June 30,	Dec. 31,
In thousands	2018	2017
Cash and cash equivalents	$1,367,596	$889,502
Accounts receivable, net of allowances(1)	$394,886	$327,597

Deferred revenue(2)	$483,229	$374,365
Long-term debt(3)	$2,573,730	$2,078,093

(1) Accounts receivable, net of allowances would have been $473.4 million at Dec. 31, 2017 under the new revenue standard.
(2) Deferred revenue would have been $494.6 million at Dec. 31, 2017 under the new revenue standard.
(3) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at Jun. 30, 2018 and Dec. 31, 2017 was $2.6 billion and $2.1 billion, respectively.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	Mar. 31,	June 30,	June 30,
In thousands	2018	2017	2018	2018	2017
Net cash provided by operating activities	$207,165	$122,217	$88,597	$295,762	$159,232
Net cash provided by (used in) investing activities	13,805	(6,264)	(5,872)	7,933	(15,893)
Net cash provided by (used in) financing activities	304,416	(65,398)	(126,058)	178,358	(190,624)
Effect of exchange rate changes	(7,618)	3,054	3,659	(3,959)	6,032
Net increase (decrease) in cash and cash equivalents	$517,768	$53,609	$(39,674)	$478,094	$(41,253)

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2018	2017	2018	Change	2018	2017	Change
Operating revenues:
Recurring subscriptions	$119,626	$105,645	$113,205	13.2%	$232,831	$207,823	12.0%
Asset-based fees	87,636	67,230	85,483	30.4%	173,119	124,738	38.8%
Non-recurring	5,672	4,281	3,226	32.5%	8,898	8,030	10.8%
Total operating revenues	212,934	177,156	201,913	20.2%	414,848	340,591	21.8%
Adjusted EBITDA expenses	55,418	47,637	55,984	16.3%	111,402	95,395	16.8%
Adjusted EBITDA	$157,516	$129,519	$145,929	21.6%	$303,446	$245,196	23.8%
Adjusted EBITDA margin %	74.0%	73.1%	72.3%		73.1%	72.0%

Analytics	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2018	2017	2018	Change	2018	2017	Change
Operating revenues:
Recurring subscriptions	$117,528	$112,061	$118,244	4.9%	$235,772	$223,330	5.6%
Non-recurring	1,591	1,306	744	21.8%	2,334	2,457	(5.0%)
Total operating revenues	119,119	113,367	118,987	5.1%	238,106	225,787	5.5%
Adjusted EBITDA expenses	82,792	81,562	85,395	1.5%	168,186	164,382	2.3%
Adjusted EBITDA	$36,327	$31,805	$33,593	14.2%	$69,920	$61,405	13.9%
Adjusted EBITDA margin %	30.5%	28.1%	28.2%		29.4%	27.2%

All Other	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2018	2017	2018	Change	2018	2017	Change
Operating revenues:
Recurring subscriptions	$29,584	$24,739	$29,367	19.6%	$58,951	$49,391	19.4%
Non-recurring	1,409	827	1,048	70.4%	2,457	1,527	60.9%
Total operating revenues	30,993	25,566	30,415	21.2%	61,408	50,918	20.6%
Adjusted EBITDA expenses	24,411	20,509	23,228	19.0%	47,640	40,317	18.2%
Adjusted EBITDA	$6,582	$5,057	$7,187	30.2%	$13,768	$10,601	29.9%
Adjusted EBITDA margin %	21.2%	19.8%	23.6%		22.4%	20.8%

Consolidated	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2018	2017	2018	Change	2018	2017	Change
Operating revenues:
Recurring subscriptions	$266,738	$242,445	$260,815	10.0%	$527,554	$480,544	9.8%
Asset-based fees	87,636	67,230	85,483	30.4%	173,119	124,738	38.8%
Non-recurring	8,672	6,414	5,018	35.2%	13,689	12,014	13.9%
Operating revenues total	363,046	316,089	351,316	14.9%	714,362	617,296	15.7%
Adjusted EBITDA expenses	162,621	149,708	164,607	8.6%	327,228	300,094	9.0%
Adjusted EBITDA	$200,425	$166,381	$186,708	20.5%	$387,134	$317,202	22.0%
Adjusted EBITDA margin %	55.2%	52.6%	53.1%		54.2%	51.4%
Operating margin %	47.8%	46.2%	47.6%		47.7%	44.8%

Table 6: Sales and Retention Rate by Segment (unaudited)

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
In thousands	2018	2018	2017	2017	2017	2018	2017
Index
New recurring subscription sales	$20,906	$15,195	$17,980	$15,499	$13,636	$36,101	$27,829
Subscription cancellations	(4,577)	(4,115)	(6,180)	(4,605)	(3,045)	(8,692)	(6,210)
Net new recurring subscription sales	$16,329	$11,080	$11,800	$10,894	$10,591	$27,409	$21,619
Non-recurring sales	$5,328	$3,459	$3,677	$3,704	$4,555	$8,787	$8,929
Total gross sales(1)	$26,234	$18,654	$21,657	$19,203	$18,191	$44,888	$36,758
Total Index net sales	$21,657	$14,539	$15,477	$14,598	$15,146	$36,196	$30,548

Index Retention Rate(2)	95.9%	96.4%	93.9%	95.5%	97.0%	96.1%	96.9%

Analytics
New recurring subscription sales	$17,395	$11,356	$25,217	$15,036	$12,050	$28,752	$23,924
Subscription cancellations	(9,452)	(8,578)	(11,679)	(7,444)	(6,940)	(18,030)	(14,551)
Net new recurring subscription sales	$7,943	$2,778	$13,538	$7,592	$5,110	$10,722	$9,373
Non-recurring sales	$2,425	$1,346	$3,742	$2,792	$1,609	$3,770	$3,772
Total gross sales(1)	$19,820	$12,702	$28,959	$17,828	$13,659	$32,522	$27,696
Total Analytics net sales	$10,368	$4,124	$17,280	$10,384	$6,719	$14,492	$13,145

Analytics Retention Rate(2)	92.1%	93.0%	89.7%	93.4%	93.9%	92.6%	93.6%

All Other
New recurring subscription sales	$6,678	$5,468	$8,391	$4,576	$5,456	$12,146	$9,577
Subscription cancellations	(1,384)	(1,531)	(1,954)	(2,050)	(2,030)	(2,915)	(3,713)
Net new recurring subscription sales	$5,294	$3,937	$6,437	$2,526	$3,426	$9,231	$5,864
Non-recurring sales	$909	$694	$1,479	$829	$958	$1,603	$1,567
Total gross sales(1)	$7,587	$6,162	$9,870	$5,405	$6,414	$13,749	$11,144
Total All Other net sales	$6,203	$4,631	$7,916	$3,355	$4,384	$10,834	$7,431

All Other Retention Rate(2)	94.9%	94.4%	91.1%	90.7%	90.8%	94.6%	91.6%

Consolidated
New recurring subscription sales	$44,979	$32,019	$51,588	$35,111	$31,142	$76,999	$61,330
Subscription cancellations	(15,413)	(14,224)	(19,813)	(14,099)	(12,015)	(29,637)	(24,474)
Net new recurring subscription sales	$29,566	$17,795	$31,775	$21,012	$19,127	$47,362	$36,856
Non-recurring sales	$8,662	$5,499	$8,898	$7,325	$7,122	$14,160	$14,268
Total gross sales(1)	$53,641	$37,518	$60,486	$42,436	$38,264	$91,159	$75,598
Total net sales	$38,228	$23,294	$40,673	$28,337	$26,249	$61,522	$51,124

Total Retention Rate(2)	94.1%	94.6%	91.6%	94.0%	94.9%	94.4%	94.8%

(1) Total gross sales equal new recurring subscription sales plus non-recurring sales.
(2) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Retention Rate.

Table 7: AUM in ETFs Linked to MSCI Indexes (unaudited)(1)(2)

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
In billions	2018	2018	2017	2017	2017	2018	2017
Beginning Period AUM in ETFs linked to
MSCI indexes	$764.9	$744.3	$674.3	$624.3	$555.7	$744.3	$481.4
Market Appreciation/(Depreciation)	(19.4)	(11.7)	32.0	32.2	23.6	(31.1)	59.4
Cash Inflows	(0.8)	32.3	38.0	17.8	45.0	31.5	83.5
Period-End AUM in ETFs linked to
MSCI indexes	$744.7	$764.9	$744.3	$674.3	$624.3	$744.7	$624.3

Period Average AUM in ETFs linked to
MSCI indexes	$776.5	$779.5	$712.3	$654.4	$595.0	$778.0	$559.5

Avg. Basis Point Fee(3)	2.96	3.02	3.04	3.05	3.07	2.96	3.07

Source: Bloomberg and MSCI

(1) ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
(2) The AUM in ETFs numbers also include AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.
(3) Based on period-end Run Rate for ETFs linked to MSCI Indexes using period-end AUM.
AUM: Assets under management.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	June 30,	June 30,	Mar. 31,	YoY %
In thousands	2018	2017	2018	Change
Index
Recurring subscriptions	$478,421	$428,367	$462,097	11.7%
Asset-based fees	327,299	269,595	332,240	21.4%
Index Run Rate	805,720	697,962	794,337	15.4%

Analytics Run Rate	489,979	465,339	494,779	5.3%

All Other Run Rate	116,021	97,057	114,015	19.5%

Total Run Rate	$1,411,720	$1,260,358	$1,403,131	12.0%

Total recurring subscriptions	$1,084,421	$990,763	$1,070,891	9.5%
Total asset-based fees	327,299	269,595	332,240	21.4%
Total Run Rate	$1,411,720	$1,260,358	$1,403,131	12.0%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	Mar. 31,	June 30,	June 30,
In thousands	2018	2017(1)	2018	2018	2017(1)
Index adjusted EBITDA	$157,516	$129,519	$145,929	$303,446	$245,196
Analytics adjusted EBITDA	36,327	31,805	33,593	69,920	61,405
All Other adjusted EBITDA	6,582	5,057	7,187	13,768	10,601
Consolidated adjusted EBITDA	200,425	166,381	186,708	387,134	317,202
Amortization of intangible assets	19,537	11,122	11,338	30,875	22,373
Depreciation and amortization of property,
equipment and leasehold improvements	7,377	9,159	8,205	15,582	17,997
Operating income	173,511	146,100	167,166	340,677	276,832
Other expense (income), net	17,188	28,589	27,728	44,916	57,696
Provision for income taxes	39,494	36,245	24,346	63,840	64,919
Net income	$116,829	$81,266	$115,092	$231,921	$154,217

(1) As a result of the adoption of recent accounting guidance, the Company has restated its adjusted EBITDA by reclassifying $0.1 million and $0.3 million of non-service related pension costs out of adjusted EBITDA expenses for the three and six months ended Jun. 30, 2017, respectively.

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	Mar. 31,	June 30,	June 30,
In thousands, except per share data	2018	2017	2018	2018	2017
Net income	$116,829	$81,266	$115,092	$231,921	$154,217
Plus: Amortization of acquired intangible assets	17,029	10,119	9,207	26,236	20,649
Less: Gain on divestiture	(10,636)	(771)	—	(10,636)	(771)
Less: Tax Reform adjustments	—	—	(1,601)	(1,601)	—
Less: Income tax effect	(4,121)	(3,146)	(1,608)	(5,729)	(6,118)
Adjusted net income	$119,101	$87,468	$121,090	$240,191	$167,977

Diluted EPS	$1.28	$0.89	$1.24	$2.52	$1.68
Plus: Amortization of acquired intangible assets	0.19	0.11	0.10	0.28	0.23
Less: Gain on divestiture	(0.12)	(0.01)	—	(0.12)	(0.01)
Less: Tax Reform adjustments	—	—	(0.02)	(0.02)	—
Less: Income tax effect	(0.05)	(0.04)	(0.01)	(0.05)	(0.07)
Adjusted EPS	$1.30	$0.95	$1.31	$2.61	$1.83

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Six Months Ended		Full-Year
	June 30,	June 30,	Mar. 31,	June 30,	June 30,	2018
In thousands	2018	2017(2)	2018	2018	2017(2)	Outlook(1)
Index adjusted EBITDA expenses	$55,418	$47,637	$55,984	$111,402	$95,395
Analytics adjusted EBITDA expenses	82,792	81,562	85,395	168,186	164,382
All Other adjusted EBITDA expenses	24,411	20,509	23,228	47,640	40,317
Consolidated adjusted EBITDA expenses	162,621	149,708	164,607	327,228	300,094	$645,000 - $665,000
Amortization of intangible assets	19,537	11,122	11,338	30,875	22,373
Depreciation and amortization of property,						82,000
equipment and leasehold improvements	7,377	9,159	8,205	15,582	17,997
Total operating expenses	$189,535	$169,989	$184,150	$373,685	$340,464	$725,000 - $750,000

(1) We have not provided a line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.
(2) As a result of the adoption of recent accounting guidance, the Company has restated its adjusted EBITDA by reclassifying $0.1 million and $0.3 million of non-service related pension costs out of adjusted EBITDA expenses for the three and six months ended Jun. 30, 2017, respectively.

Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Six Months Ended		Full-Year
	June 30,	June 30,	Mar. 31,	June 30,	June 30,	2018
In thousands	2018	2017	2018	2018	2017	Outlook(1)
Net cash provided by operating activities	$207,165	$122,217	$88,597	$295,762	$159,232	$490,000 - $540,000
Capital expenditures	(2,967)	(3,729)	(1,512)	(4,479)	(11,051)
Capitalized software development costs	(4,238)	(3,306)	(4,360)	(8,598)	(5,613)
Capex	(7,205)	(7,035)	(5,872)	(13,077)	(16,664)	(50,000 - 40,000)
Free cash flow	$199,960	$115,182	$82,725	$282,685	$142,568	$440,000 - $500,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

Table 13: Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	Mar. 31,	June 30,	June 30,
	2018	2017	2018	2018	2017
Effective tax rate	25.26%	30.84%	17.46%	21.59%	29.63%
Less: Tax Reform impact on effective tax rate	—%	—%	1.15%	0.54%	—%
Adjusted tax rate	25.26%	30.84%	18.61%	22.13%	29.63%

CONTACT:
MSCI Inc.
Investors
Andrew Wiechmann, + 1 212-804-3986
andrew.wiechmann@msci.com
or
Media
Samuel Wang, + 1 212-804-3986
samuel.wang@msci.com